Exhibit 10.5

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(c) and Rule 406 of the

Securities Act of 1933, as amended.

LICENSE AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE,

a California nonprofit

public benefit corporation

and

SYNTHORX, INC.,

a Delaware corporation

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is entered into and made effective as of this 31st day of July, 2014 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”) located at 10550 North Torrey Pines Road, La Jolla, California 92037, and SYNTHORX, INC., a Delaware corporation (“Licensee”) located at 11099 North Torrey Pines Road, Suite 290, La Jolla, California 92037, with respect to the facts set forth below.

RECITALS

A.        TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to synthetic DNA bases.

B.        Licensee is engaged in research and development of novel molecules for the prevention, diagnosis and/or treatment of diseases.

C.        TSRI has disclosed to Licensee certain technology and TSRI has the right to grant a license to the technology, subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government.

D.        TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, an exclusive worldwide right and license to certain patent rights and materials of TSRI, subject to the terms and conditions set forth herein.

E.        TSRI and Licensee are parties to that certain Research Funding and Option Agreement dated as of the Effective Date (the “RFOA”), pursuant to which: (i) Licensee is providing certain funding to TSRI to support research related to synthetic DNA bases and synthetic nucleotides, including the use thereof to re-engineer living cells; and (ii) the parties have agreed that Licensee has an exclusive option to license all Patent Rights and Technology (as such terms are defined in the RFOA) arising under the RFOA on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1.	Definitions. Capitalized terms shall have the meaning set forth herein.

1.1        Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Licensee. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2        Challenge. Licensee will be deemed to have made a “Challenge” of the Licensed Patent Rights if Licensee or a Sublicensee: (a) institutes, or causes its counsel to institute on

Licensee’s or such Sublicensee’s behalf, any interference, opposition, re-examination or similar proceeding with respect to any Licensed Patent Right with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes any legal proceeding, or causes its counsel to make any filing or institute any legal proceeding on Licensee’s or such Sublicensee’s behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent Right; provided, however, that, any such action described in subsection (a) and/or (b) by a Sublicensee shall not be deemed to be a Challenge if Licensee promptly terminates the agreement granting such Sublicensee a sublicense with respect to the Licensed Patent Rights in accordance with the terms of such agreement.

1.3        Commercial Partner. The term “Commercial Partner” shall mean any Third Party distribution or marketing partner to whom Licensee or its Affiliate grants distribution or marketing rights (other than a sublicense) under the Licensed Technology.

1.4        Company Product. The term “Company Product” shall mean any compound or product that is identified, generated or developed internally by Licensee (i.e., not pursuant to any partnership or collaboration with any Third Party) through the use of the Licensed Technology, which compound or product: (a) is covered by a Valid Claim of patent rights owned or controlled by Licensee independently of this Agreement (i.e., excluding the Licensed Patent Rights); and (b) is not itself a Licensed Product. For clarity, and notwithstanding the preceding sentence, Company Products specifically exclude any Derived Product with respect to which Licensee or its Affiliate has granted a Third Party a license or other distribution or marketing rights.

1.5        Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee that such party (the “Disclosing Party”) discloses to the other party (the “Receiving Party”) at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that the Receiving Party can establish by competent proof that it:

(a)        Is publicly disclosed through no fault of the Receiving Party, either before or after it becomes known to the Receiving Party;

(b)        Was known to the Receiving Party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees);

(c)        Is subsequently disclosed to the Receiving Party in good faith by a Third Party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by the Receiving Party;

(d)        Has been published by a Third Party as a matter of right; or

(e)        Is independently developed by the Receiving Party’s employees who have not had access to the Disclosing Party’s Confidential Information and without any use of or reliance upon information received from the Disclosing Party, as evidenced by the Receiving Party’s written records.

1.6        Conversion Date. The term “Conversion Date” shall mean the earlier of […***…].

1.7        Derived Product. The term “Derived Product” shall mean any compound or product that is generated, identified or developed by Licensee or its Affiliate through the use of the Licensed Technology, but which itself is not a Licensed Product.

1.8        Derived Technology. The term “Derived Technology” shall mean any invention (whether or not patentable), technology or know-how generated, identified or developed by Licensee or its Affiliate through the use of the Licensed Technology, but which itself is neither covered by the Licensed Patent Rights nor within the Licensed Technology.

1.9        Field. The term “Field” shall mean […***…].

1.10      Initiation. The term “Initiation” shall mean, with respect to a clinical trial, the first dosing of the first subject in such trial.

1.11      Licensed Biological Materials. The term “Licensed Biological Materials” shall mean the materials supplied by TSRI (identified in Exhibit A, as updated from time to time in accordance with this Agreement), together with any progeny, mutants, or derivatives thereof supplied by TSRI or created by Licensee. At Licensee’s request from time to time, the parties shall cooperate in good faith to amend Exhibit A to add biological materials arising under the RFOA that constitute “Technology” (including, without limitation, “Joint Technology”), as such terms are defined in the RFOA, which shall be signed by both parties, attached as Exhibit A to this Agreement, and incorporated herein by this reference.

1.12      Licensed Know-How. The term “Licensed Know-How” shall mean only the unpatented information and data described in Exhibit B that is within the possession of the laboratory of Dr. Floyd E. Romesberg at TSRI, as Exhibit B may be amended from time to time. At Licensee’s request from time to time, the parties shall cooperate in good faith to update Exhibit B to add unpatented information and data arising under the RFOA that constitute “Technology” (including, without limitation, “Joint Technology”), as such terms are defined in the RFOA, which shall be signed by both parties, attached as Exhibit B to this Agreement, and incorporated herein by this reference.

1.13      Licensed Patent Rights. The term “Licensed Patent Rights” shall mean:

(a)        the patent(s) and patent application(s) listed in Exhibit C, as Exhibit C may be amended from time to time;

(b)        the foreign counterpart patents and applications of the respective patents and applications referenced in sub-clause (a) above, but only to the extent the claims of such patents or applications are entitled to the priority date of the respective applications referenced in sub-clause (a) above;

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(c)        divisionals, substitutions, and continuations of any applications referenced in sub-clauses (a) and (b) above;

(d)        any claim(s) of a pending or issued continuation-in-part of any application set forth in sub-clauses (a)-(c) above that are entitled to the priority date of the respective application(s) referenced in sub-clause (a) above; and

(e)        the patents issued from the applications referenced in sub-clauses (a)-(d) above and any reissues, reexaminations, renewals and patent term extensions of such patents.

At Licensee’s request from time to time, and in any event promptly after the filing of any patent application within the “Patent Rights” (as defined in the RFOA) arising under the RFOA, the parties shall cooperate in good faith to compile a then-current list of the existing Licensed Patents, which shall be signed by both parties, attached as Exhibit C to this Agreement, and incorporated herein by this reference.

1.14    Licensed Product. The term “Licensed Product” shall mean any compound or product, the manufacture, use, sale, offer for sale or importation of which would, in the absence of the license under the Licensed Patent Rights granted in this Agreement, infringe a Valid Claim of the Licensed Patent Rights.

1.15    Licensed Technology. The term “Licensed Technology” shall mean the Licensed Patent Rights, Licensed Know-How and Licensed Biological Materials.

1.16    Net Sales. The term “Net Sales” shall mean the gross amounts invoiced by (i) Licensee or its Affiliates or Sublicensees to Third Parties on sales of Licensed Products, or (ii) Licensee or its Affiliates to Third Parties on sales of Company Products; in each case, less the following items, to the extent attributable to such sales of Products (if not previously deducted from the amount invoiced): (a) […***…]; (b) […***…]; (c) […***…]; (d) […***…]; (e) […***…]; (f) […***…]; and (g) […***…].

Net Sales shall include all consideration charged by Licensee, its Affiliate, or, solely in the case of Licensed Products, a Sublicensee (in each case, a “Selling Party”), in exchange for any Products, including without limitation any monetary payments or, with regard to any other property paid in exchange for any Products an amount in cash equal to the fair market value of such property. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor shall be generated or the Product is shipped for delivery. Sales of Products by one Selling Party to another Selling Party for resale shall be excluded, and only the

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subsequent sale of such Products to unrelated parties shall be included in the calculation of Net Sales hereunder.

The deductible items listed in sub-clauses (a)-(g) above shall be either (i) included as line items on the invoice, or (ii) reasonably supported by other appropriate documentation as being specifically attributable to sales of Products in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or International Financing Reporting Standards (“IFRS”), as applicable, consistently applied throughout the organization of the Selling Party; and such amounts shall be included in the quarterly Royalty Reports that Licensee sends to TSRI pursuant to Section 6.3. If Licensee or another Selling Party receives refunds or reimbursements of any amounts deducted as set forth herein, then such refunded or reimbursed amounts shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received.

Products distributed as free promotional samples or in any compassionate use program, donated to non-profit institutions or government agencies, in which, in each case, no monetary or other consideration is paid to or received by the Selling Party, and Products used in research or development activities, including, without limitation, clinical trials, shall be disregarded in determining Net Sales.

1.17    Non-Sublicensing Transaction Revenues.        The term “Non-Sublicensing Transaction Revenues” shall mean all amounts actually received by Licensee and its Affiliates prior to the Conversion Date from any Third Party licensee or Third Party distribution or marketing partner, in consideration of: (a) the grant by Licensee or its Affiliate to such Third Party of a license to the Derived Technology or to the Derived Products, or (b) the grant of other distribution or marketing rights with respect to Derived Products (in each case, a “Non-Sublicensing Transaction”). Without limiting the generality of the foregoing, Non-Sublicensing Transaction Revenues shall include, without limitation, all up-front fees, license fees, royalties on sales of Derived Products, milestone payments, technology access fees, premiums above the fair market value on sales of debt or equity securities of Licensee or its Affiliate, annual maintenance fees, and any other payments actually received by Licensee or its Affiliate prior to the Conversion Date with respect to such Non-Sublicensing Transaction. Non-Sublicensing Transaction Revenues include amounts received from a Third Party licensee or Third Party distribution or marketing partner under the terms of the agreement effecting the Non-Sublicensing Transaction are granted and under the terms of other agreements entered into between Licensee or its Affiliate and such Third Party as part of the same transaction as the agreement effecting the Non-Sublicensing Transaction. However, Non-Sublicensing Transaction Revenues shall exclude: (i) […***…]; (ii) […***…]; (iii) […***…]; and (iv) […***…]

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[…***…]. Any non-cash Non-Sublicensing Transaction Revenues received by Licensee or its Affiliate from a Third Party licensee or Third Party distribution or marketing partner shall be valued at its fair market value as of the date of receipt. For clarity, no amount included in the calculation of Sublicensing Revenues shall be included in the calculation of Non-Sublicensing Transaction Revenues, nor shall any amount included in the calculation of Non-Sublicensing Transaction Revenues be included in the calculation of Sublicensing Revenues.

1.18    Phase 1 Trial. The term “Phase 1 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or its successor regulation).

1.19    Phase 3 Trial. The term “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or its successor regulation).

1.20    Product. The term “Product” shall mean a Licensed Product and/or a Company Product, as applicable.

1.21    Sublicensing Revenues. The term “Sublicensing Revenues” shall mean all amounts actually received by Licensee and its Affiliates from any Sublicensee or Commercial Partner, in consideration of the grant by Licensee or its Affiliate of a sublicense or other distribution or marketing rights under the Licensed Technology. Without limiting the generality of the foregoing, Sublicensing Revenues shall include, without limitation, all up-front fees, license fees, milestone payments, technology access fees, premiums above the fair market value on sales of debt or equity securities of Licensee or of an Affiliate, annual maintenance fees, and any other payments with respect to the grant of a sublicense or distribution or marketing rights. Sublicensing Revenues include amounts received from a Sublicensee or Commercial Partner under the terms of the agreement in which the sublicense or other distribution or marketing rights are granted and under the terms of other agreements entered into between Licensee or its Affiliate and the Sublicensee or Commercial Partner as part of the same transaction as the agreement that includes the grant of the sublicense or other distribution or marketing rights. However, Sublicensing Revenues shall exclude: (i) […***…]; (ii) […***…]; (iii) […***…]; and (iv) […***…]

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[…***…].

1.22    Sublicensee. The term “Sublicensee” shall mean any Third Party to whom Licensee or its Affiliate grants a sublicense with respect to the rights conferred upon Licensee under this Agreement, as permitted by Section 2.2 and any and all further Third Party sublicensees under Section 2.2.

1.23    Third Party. The term “Third Party” shall mean any entity other than TSRI or Licensee or any of their respective Affiliates.

1.24    Valid Claim. The term “Valid Claim” shall mean a claim of an issued patent that has not lapsed, expired, been canceled, or become abandoned, and has not been held invalid by a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. The term “Valid Claim” shall also include the claims of a pending patent application which have not been pending for a period of more than […***…] ([…***…]) years from the date of the first examination on the merits of that patent application.

2.	Grant of License.

2.1        Grant of License for Products. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive (except as set forth in Sections 2.4 and 2.5), worldwide, royalty-bearing license under the Licensed Technology to make, have made, use, have used, sell, have sold, offer for sale and import Products and Derived Products in the Field and otherwise to exploit the Licensed Technology in the Field.

2.2        Sublicensing. Licensee shall have the right to grant sublicenses (through multiple tiers of sublicense) with respect to the rights conferred upon Licensee under this Agreement; provided, however, that any such sublicense shall be subject in all respects to the provisions contained in this Agreement (including without limitation the provisions regarding governmental interest, reservation of rights, development efforts, reporting, audit rights, indemnity, warranty disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination, but excluding the payment of a License Issue Royalty and the issuance of equity securities). In the event of a conflict between this Agreement and the terms of any sublicense, the terms of this Agreement shall control. Licensee shall forward to TSRI a copy of any and all fully executed sublicense agreements within […***…] of execution. Licensee shall at all times be and remain responsible for the compliance of Sublicensees with the terms and conditions of this Agreement, including without limitation payment of all amounts that may become due hereunder as a result of Sublicensees’ activities.

2.3        No Other License. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of TSRI other than the Licensed Patent Rights regardless of whether such patents are dominant or subordinate to the Licensed Patent Rights.

2.4        Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of

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TSRI’s research activities. Licensee and TSRI acknowledge and agree that, to the extent the Licensed Technology arises or results from TSRI’s receipt of research support from the United States Government, their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, including but not limited to, 37CFR401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

2.5        Reservation of Rights. Notwithstanding the exclusive licenses granted herein to the Licensed Technology, TSRI reserves the right to […***…]. In addition, TSRI reserves the right to […***…]. Upon Licensee’s written request from time to time, TSRI agrees to disclose to Licensee the identities of […***…].

3.	Royalties

3.1        License Issue Royalty. Licensee agrees to pay and shall pay to TSRI a non-creditable, non-refundable license issue royalty in the amount of US$[…***…] within […***…] after the Effective Date. Failure of Licensee to make this payment shall render this Agreement null and void (ab initio).

3.2        Equity Issuances.

3.2.1    Subject to the provisions of this Section 3.2, within […***…] after the Effective Date, Licensee shall issue to TSRI 49,130 shares of Licensee’s common stock, which represents […***…]% of the Outstanding Shares of Licensee, on an as-converted-to-common basis, as of the Effective Date (the “Initial Issuance”). For purposes of this Section 3.2, the term “Outstanding Shares” shall mean, as of a given date, the sum of: (a) the number of shares of Licensee’s common stock outstanding as of such date (including the shares of Licensee common stock to be issued to TSRI on such date); (b) the number of shares of Licensee’s common stock into which all outstanding shares of Licensee’s preferred stock as of such date could be converted if fully converted on the day immediately preceding such date; (c) the number of shares of Licensee’s common stock into which any warrant or other right to subscribe for or purchase any common stock or preferred stock of Licensee outstanding as of such date could be converted if fully exercised and converted on the day immediately preceding such date, and (d) the number of shares of Licensee’s common stock issuable upon exercise of all options to purchase Licensee’s common stock outstanding as of such date of Licensee if fully exercised on the day immediately preceding such date.

3.2.2    In addition, after the Initial Issuance and until such time as Licensee has raised at least an aggregate of $[…***…] in gross proceeds in one or more equity financings

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(inclusive of the gross proceeds raised by Licensee in its Series A Preferred Stock equity financing as of the Effective Date), Licensee shall issue to TSRI concurrently with the closing of any equity financing of Licensee (each, a “Financing Closing”), such additional number of shares of Licensee’s common stock […***…]% of the Outstanding Shares as of the date of such Financing Closing; provided, however, that if the gross proceeds of any Financing Closing, together with the gross proceeds of all preceding Financing Closings plus the gross proceeds raised by Licensee in its Series A Preferred Stock equity financing as of the Effective Date, exceed $[…***…], Licensee shall only be obligated to issue to TSRI and, subject to compliance with applicable securities laws, to TSRI’s transferees, such additional number of shares of Licensee’s common stock […***…]% of the Outstanding Shares for the first $[…***…] in gross proceeds. Licensee’s obligations and TSRI’s rights under this Section 3.2.2 shall apply only to Financing Closings consummated before the earlier of […***…].

3.2.3    Licensee shall deliver to TSRI stock certificate(s) representing the shares issued to TSRI in connection with any Financing Closing within […***…] after such Financing Closing. Licensee’s obligation (a) to issue and deliver such shares of common stock to TSRI in connection with the Initial Issuance or any Financing Closing and (b) in the event of TSRI’s transfer of such shares in accordance with the stock issuance agreement entered into by TSRI and Licensee in connection with the Initial Issuance or any Financing Closing, to record such transfer and reissue stock certificate(s) representing the transferred shares to TSRI’s transferees, is contingent upon TSRI’s or its transferee’s (as applicable) execution and delivery to Licensee of a stock issuance agreement in substantially the form attached hereto as Exhibit D (a “Stock Issuance Agreement”), and is subject to applicable securities laws. Subject to the preceding sentence, Licensee’s failure to issue shares to TSRI and TSRI’s transferees in accordance with this Section 3.2 shall render this Agreement null and void (ab initio).

3.2.4    If Licensee proposes to sell or sells any Equity Securities after such time as Licensee has raised at least an aggregate of $[…***…] in gross proceeds in one or more equity financings (inclusive of the gross proceeds raised by Licensee in its Series A Preferred Stock equity financing as of the Effective Date and the gross proceeds of any additional closing of such Series A Preferred Stock equity financing after the Effective Date), in each instance, TSRI and/or its Assignee (defined below) shall have the right, but not the obligation, to purchase for cash up to […***…]. For purposes of this Section 3.2.4, the term “Assignee” means (i) any entity to which TSRI’s pre-emptive rights hereunder have been assigned, or (ii) any entity that is controlled by TSRI.

3.3        Minimum Annual Royalty. Commencing […***…] after the Effective Date, Licensee agrees to pay and shall pay to TSRI a nonrefundable minimum annual royalty in the amount of US$[…***…]. The first payment is due upon the […***…],

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and each subsequent payment is due upon […***…] thereafter until […***…] and Royalty Reports shall reflect such a credit. Such payments shall […***…].

3.4        Running Royalties for Products. Licensee agrees to pay and shall pay to TSRI running royalties on a country-by-country and Product-by-Product basis as follows:

(a)        […***…]% of Net Sales of each Licensed Product by Licensee, its Affiliates or Sublicensees; and

(b)        […***…]% of Net Sales of each Company Product by Licensee or its Affiliates.

For clarity, […***…], and TSRI’s sole compensation with respect to sales of Derived Products shall be as set forth in Section 4.3.

3.5        Multiple Royalties. No multiple royalties shall be due because any Licensed Product is covered by more than one of the Licensed Patent Rights.

3.6        Arms-Length Transactions. On sales of Products which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be […***…], based on sales of like quality and quantity products on or about the time of such transaction.

3.7        Royalty Credit. If Licensee is required, upon the advice of patent counsel, to obtain a license under patent rights held by a Third Party that would, in the absence of such license, be infringed by Licensee’s practice of the inventions claimed by the Licensed Patent Rights in the manufacture, use or sale of a Licensed Product, then Licensee shall be entitled to deduct from the royalties due to TSRI under Section 3.4(a) with respect to sales of that Licensed Product […***…]% of the royalties Licensee actually paid to such Third Party in that reporting period, provided that the royalties payable to TSRI with respect to such Licensed Product in such country may not be reduced by more than […***…]% in any calendar quarter as a result of any and all such offsets in the aggregate. Licensee shall not be entitled to any Third Party royalty credit with respect to sales of Company Products.

3.8        Payment Increase. Notwithstanding Section 3.4(a), in the event Licensee, an Affiliate or a Sublicensee directly or indirectly institutes or makes any Challenge, all of the payment obligations under this Section 3 (excluding Sections 3.1, 3.2 and 3.4(b)) and under Section 4 (excluding Section 4.3) of this Agreement shall be […***…] during the pendency of such Challenge from the date such challenging party first institutes or makes such Challenge and during the pendency of such Challenge, and shall continue to apply after the conclusion of such Challenge in the event that at least one Valid Claim that covers a Licensed Product is held to be valid and enforceable.

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3.9        Pre-Challenge Requirements. Licensee will provide written notice to TSRI at least […***…] prior to Licensee or an Affiliate instituting or making any Challenge. Licensee will include with such written notice a list of all prior art and a description of the other facts and arguments that support its contention that any of the Licensed Patent Rights are invalid or unenforceable. During such […***…] period, the parties will discuss the same and attempt in good faith to mutually resolve such issues.

3.10    Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product shall terminate on a country-by-country basis upon the expiration of the last-to-expire Valid Claim of the Licensed Patent Rights that covers such Licensed Product in such country. The royalty obligations of Licensee as to each Company Product shall terminate on a country-by-country basis upon the last-to-expire Valid Claim of patent rights owned or controlled by Licensee that covers such Company Product in such country.

3.11    No Right to Recoup Payments. In the event Licensee, an Affiliate or Sublicensee directly or indirectly institutes or makes any Challenges, Licensee shall have no right to recoup, recover, set off or otherwise get reimbursement of any royalties, Sublicense Payments, milestone payments, equity issuances, patent costs or other monies paid hereunder to TSRI […***…]. Licensee hereby voluntarily and irrevocably waives any right to seek return of such royalties, Sublicense Payments, equity issuances, milestone payments, patent costs or other monies in the event Licensee, an Affiliate or Sublicensee directly or indirectly institutes or makes any Challenges.

3.12    Combination Products. If a Licensed Product is sold in any country in combination with another active ingredient that is not a Licensed Product (a “Combination Product”), Net Sales of the Licensed Product portion of such Combination Product shall be calculated by […***…]. If either the Licensed Product or the other active ingredient(s) are not sold separately during that royalty period, or such average sale price cannot be determined for both the Licensed Product, when sold separately from the other active ingredient(s), and the other active ingredient(s), then the Net Sales of such Licensed Product portion of the Combination Product for purposes of determining royalty payments shall be […***…], which agreement shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, the royalty paid to TSRI on Net Sales of the Licensed Product portion of a Combination Product shall not be less than […***…]% of the royalty that would otherwise be due on such Licensed Product under Section 3.4(a) above.

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4.	Non-Royalty Revenues.

4.1        Sublicense Payments. Licensee shall pay to TSRI a non-refundable, non-creditable percentage of Sublicensing Revenues according to the following schedule (“Sublicense Payments”):

Date of Sublicense Grant	Percentage of Sublicensing Revenues to TSRI

Prior to Licensee’s expenditures exceeding US$[…***…] and on or before the […***…]	[…***…]%

Prior to Licensee’s expenditures exceeding US$[…***…] and after the […***…]	[…***…]%

At any time after the earlier of Licensee’s expenditures exceeding US$[…***…] and […***…]	[…***…]%

4.2        Licensed Product Development Milestones. Licensee agrees to pay and shall pay to TSRI the following non-creditable, non-refundable Licensed Product development milestones specified below within […***…] of the first achievement of each milestone event by each Licensed Product (and only for milestone events achieved by Licensee or its Affiliate, and not by a Sublicensee) as follows:

Milestone Event	Milestone Payment

[…***…]	US$[…***…]%

[…***…]	US$[…***…]%

[…***…]	US$[…***…]%

For clarification, each of the foregoing milestone payments shall be payable only one time for each Licensed Product that is or contains a particular chemical entity as an active ingredient, and only with respect to the first achievement of the applicable milestone by a Licensed Product comprising or containing that same chemical entity, regardless of the number of Licensed Products comprising or containing that same chemical entity that achieve such milestone.

4.3        Non-Sublicensing Transaction Revenues.

4.3.1    On the Conversion Date, subject to TSRI’s execution of a reasonable stock issuance agreement and, to the extent requested by Licensee, TSRI’s execution of any voting

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agreement among Licensee and holders of Licensee’s preferred stock (“Preferred Stock”), Licensee shall issue to TSRI that number of shares of the most recently issued series of Licensee’s Preferred Stock determined by […***…]; provided, however, that immediately after such issuance, TSRI’s and its Assignee’s(s’) collective equity ownership interest in Licensee (including the shares issued to TSRI on the Conversion Date, all shares previously issued to TSRI pursuant to Section 3.2, and all Equity Securities purchased by TSRI and/or its Assignee pursuant to Section 3.2.4), on a fully-diluted, as-converted basis, shall not exceed […***…]%.

4.3.2    For purposes of Section 4.3.1, TSRI’s share of Non-Sublicensing Transaction Revenues received prior to the Conversion Date will be determined based on when the applicable Non-Sublicensing Transaction (as defined in Section 1.17) is entered into in relation to Licensee’s cumulative expenditures (i.e., operating expenses) from inception and in relation to the Effective Date, as follows:

Date of Non-Sublicensing Transaction	TSRI Share of Non-Sublicensing Transaction Revenues

Prior to Licensee’s cumulative expenditures exceeding US$[…***…] and on or before […***…]	[…***…]%

Prior to Licensee’s cumulative expenditures exceeding US$[…***…] and after the […***…]	[…***…]%

At any time after the earlier of Licensee’s cumulative expenditures exceeding US$[…***…] and […***…]	[…***…]%

For clarity, TSRI shall not be entitled to any cash payment in respect of any Non-Sublicensing Transaction Revenues, and TSRI will receive its applicable share of Non-Sublicensing Transaction Revenues solely as a one-time issuance of shares of Preferred Stock on the Conversion Date as set forth above in this Section 4.3.

5.	Royalty Payments and Sublicense Payments.

Royalties on Net Sales of Licensed Products by Licensee, its Affiliates and Sublicensees and Net Sales of Company Products by Licensee and its Affiliates pursuant to Section 3.4, and Sublicense Payments pursuant to Section 4.1 shall be payable to TSRI on quarterly basis within […***…] after the end of each calendar quarter, based on Net Sales of Licensed Products by

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Licensee, its Affiliates and Sublicensees, Net Sales of Company Products by Licensee and its Affiliates, and Sublicensing Revenues received, during such calendar quarter.

6.	Development and Commercialization Activities.

6.1        Commercial Development Plan and Benchmarks.    Within […***…] after the Effective Date, Licensee shall provide to TSRI an initial Commercial Development Plan, to be attached hereto as Exhibit E, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of commercial use. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Licensee shall also provide to TSRI within […***…] of the Effective Date a schedule of diligence benchmarks, to be attached hereto as Exhibit F (“Benchmarks”), including time periods in which such Benchmarks are to be achieved, and such schedule of Benchmarks is hereby incorporated by reference into this Agreement. Licensee may provide TSRI with updated versions of the Commercial Development Plan from time to time as necessary to reflect results of Licensee’s development efforts or other relevant developments (e.g., if the results of a study contemplated by the initial Commercial Development Plan suggest that the design of a subsequent study contemplated by the initial Commercial Development Plan be changed, or that a different study be conducted in its place); provided, however, that any update to the Commercial Development Plan, in its then-current form, shall be consistent with, and cover activities directed to, achievement of the Benchmarks within the time periods set forth in Exhibit F (as such Benchmarks may be amended in accordance with Section 6.2.3).

6.2        Development Efforts and Progress Reports.

6.2.1    Licensee shall use […***…] and due diligence, itself and/or through one or more Affiliates or Sublicensees, to develop, and to obtain regulatory approval to market, Products in the Field, as promptly as is reasonably and commercially feasible, and, subject to obtaining necessary regulatory approvals in the Field, to produce and sell reasonable quantities of Products sufficient to meet market demand in the Field. Without limiting the generality of the foregoing, Licensee shall achieve the Benchmarks within the time periods set forth in Exhibit F.

6.2.2    Licensee shall keep TSRI generally informed as to Licensee’s progress with respect to its development of Products, including without limitation its regulatory filings and approvals, marketing, production, sale and its efforts to sublicense the Licensed Technology. Licensee shall provide to TSRI a written annual report on its progress in the development and commercialization of Products in the Field by […***…]. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, progress towards achieving the Benchmarks and performance of the Commercial Development Plan (as in effect from time to time), manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. TSRI also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Technology or Licensed Biological Materials. If reported progress differs from that previously projected by Licensee, Licensee shall explain the reasons for such differences. The contents of Licensee’s progress reports to TSRI shall be deemed to be Licensee’s Confidential Information. Licensee

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agrees to provide any additional information reasonably required by TSRI to evaluate Licensee’s performance under this Agreement. Licensee shall provide reasonable prior written notice to TSRI of any Licensee Scientific Advisory Board meeting at which Products are expected to be discussed, and at TSRI’s option, a representative of TSRI has the right to be present at such meeting (or the portion thereof relating to Products).

6.2.3    Licensee may amend the Benchmarks only upon TSRI’s prior written consent. TSRI shall not unreasonably withhold approval of any request of Licensee to amend the Benchmarks or to extend the time period for achievement thereof if Licensee reasonably demonstrates to TSRI that Licensee has used its […***…] to achieve the Benchmarks and the parties mutually agree upon appropriate conditions (which may, but need not, include extension payments to TSRI) or other provisions for such amendment. If Licensee does not achieve a Benchmark within the time provided in Exhibit F (as may be amended or extended as provided above), TSRI has the right to terminate Licensee’s license rights hereunder upon 45 days’ written notice to Licensee.

6.2.4    At any time after the third anniversary of the Effective Date, TSRI has the right to terminate this Agreement or the license rights hereunder with respect to a particular Licensed Product or country, at TSRI’s option, upon 45 days’ prior written notice to Licensee if TSRI has a reasonable basis to believe, based on Licensee’s reports and other available information, that Licensee is not complying with its diligence obligations under Section 6.2.1, unless, prior to the end of such 45-day notice period, Licensee reasonably demonstrates to TSRI that Licensee is complying with its diligence obligations under Section 6.2.1. Achievement of the Benchmarks specified in Exhibit F before the dates set forth therein shall be evidence of compliance by Licensee with its diligence obligations for such matters during the time periods specified in Exhibit F.

6.2.5    Licensee shall report to TSRI the dates for achieving each Benchmark specified in Exhibit F and each of the events described in Section 4.2 within […***…] of such occurrences.

6.3        Reports on Revenues and Payments. Licensee shall submit to TSRI, no later than […***…] after the end of each calendar quarter, a royalty report (the “Royalty Report”) setting forth for such quarter at least the following information on a country-by-country and Product-by-Product basis:

(a)        the number of (i) Licensed Products sold by Licensee, and its Affiliates and Sublicensees and (ii) Company Products sold by Licensee and its Affiliates;

(b)        the gross amounts due or invoiced for such Products;

(c)        a reasonably detailed listing of any deductions applicable to determine the Net Sales of Products pursuant to Section 1.16, the calculation for Combination Products under Section 3.12, and any refunds or reimbursed amounts previously deducted which are deemed Net Sales pursuant to Section 1.16;

(d)        the amount of Sublicensing Revenues received by Licensee;

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(e)        the amount of royalties due under Section 3, or if no royalties are due to TSRI for any quarterly period, the statement that no royalties are due and an explanation why they are not due for that quarterly period;

(f)        the amount of Sublicense Payments due under Section 4.1, or if no Sublicense Payments are due to TSRI for any quarterly period, the statement that no Sublicense Payments are due and an explanation of why they are not due for that quarterly period;

(g)        the amount of Non-Sublicensing Transaction Revenues received by Licensee and its Affiliates; provided, however, that effective upon the Conversion Date, Licensee’s obligation to report Non-Sublicensing Transaction Revenues hereunder shall terminate and be of no further force or effect; and

(h)        cumulative expenditures (i.e., operating expenses) by Licensee from inception to the end of the applicable calendar quarter; provided, however, that effective upon delivery of the Royalty Report for the quarter in which Licensee’s cumulative expenditures first exceed US$[…***…], Licensee’s obligation to report cumulative expenditures hereunder shall terminate and be of no further force or effect.

Such Royalty Report shall be certified as correct by an officer of Licensee.

6.4        Royalty Payments. Licensee agrees to pay and shall pay to TSRI with each Royalty Report the amount of royalty and/or Sublicense Payments due with respect to such quarter. If multiple technologies are covered by the license granted hereunder and Products are based on different technologies, Licensee shall specify which Licensed Patent Rights are utilized for each Licensed Product included in the Royalty Report. All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars.

6.5        Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6.6        Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of TSRI shall be promptly paid by Licensee for and on behalf of TSRI to the appropriate governmental authority, and Licensee shall furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on TSRI’s behalf shall be deducted from royalty payments due TSRI.

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7.	Record Keeping.

Licensee shall keep, and shall require its Affiliates, and, solely with respect to Licensed Products, Sublicensees, to keep, accurate records (together with supporting documentation) of Products made, used or sold under this Agreement, appropriate to determine the amount of royalties, Sublicense Payments, Licensed Product Development Milestone Payments and other monies due to TSRI hereunder, as well as records regarding the calculation of Net Sales of Combination Products and Licensee’s compliance with its financial obligations under this Agreement. Such records shall be retained for at least […***…] following the end of the reporting period to which such records relate. Such records shall be available, upon reasonable prior written notice to Licensee, during normal business hours for examination and copying by an independent certified public accounting firm selected by TSRI and reasonably acceptable to Licensee, for the purpose of verifying Licensee’s reports and payments hereunder and its compliance with its financial obligations under this Agreement. In conducting examinations pursuant to this Section, TSRI’s accountant shall have access to all records which such accountant reasonably believes to be relevant to the calculation of royalties under Section 3 and Sublicense Payments under Section 4.1 and other financial obligations under this Agreement. Such accountant will agree in its engagement agreement with TSRI to keep such records of Licensee, its Affiliates and Sublicensees confidential. Such accountant may disclose to TSRI its audit report and any information, including, without limitation, work papers, notes, interim reports and other work product of the accountant (but excluding any direct source documents of Licensee or any Sublicensee), that the accountant reasonably believes to be relevant to the calculation of royalties under Section 3 and Sublicense Payments under Section 4.1 and other financial obligations under this Agreement, provided that all of such information that such accountant discloses to TSRI shall be concurrently disclosed to Licensee. The contents of the accountant’s audit report (and any accompanying information permitted hereunder to be provided therewith) shall be deemed to be Licensee’s Confidential Information. Such accountant will send a copy of the report to Licensee at the same time it is sent to TSRI. The report sent to both parties will include the methodology and calculations used to determine the results.

Such examination by TSRI’s accountant shall be at TSRI’s expense, except that if such examination shows an underreporting or underpayment in excess of […***…]% for any 12-month period, then Licensee shall pay the cost of such examination (including without limitation TSRI’s attorney’s fees, accountant’s fees and other costs) as well as any additional payments that would have been payable to TSRI had the Licensee reported correctly, plus interest on such amounts at the rate of […***…]% per month. All payments due hereunder shall be made within […***…] of receipt of a written demand from TSRI. TSRI may exercise its audit rights under this Section 7 no more frequently than once in any calendar year, and no calendar year shall be subject to audit under this Section 7 more than one time.

8.	Patent Matters.

8.1        Patent Prosecution and Maintenance.    From and after the date of this Agreement, the provisions of this Section 8 shall control the prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. The parties shall select outside patent counsel reasonably acceptable to both, to file, prosecute and maintain the Licensed Patent Rights, provided that TSRI shall be designated as the client, and […***…]

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[…***…] as set forth below. Subject to the requirements, limitations and conditions set forth in this Agreement, TSRI shall, using such mutually acceptable outside patent counsel, (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. Both parties agree that TSRI shall have the right, at its sole discretion, to utilize TSRI’s Office of Patent Counsel (“OPC”) in addition to independent counsel for the review and oversight of the filing, prosecution and maintenance of Licensed Patent Rights described herein (“Supervisory Prosecution”), and […***…]. Licensee shall have full rights of consultation with the independent patent attorney and with TSRI’s OPC on all matters relating to the prosecution and maintenance of the Licensed Patent Rights. TSRI shall use reasonable efforts to implement all reasonable and timely requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Licensed Patent Rights; provided, however, that in the event of a disagreement between TSRI and Licensee on any such patent prosecution or maintenance matters, TSRI shall have final decision-making authority over all such patent matters.

8.2        Information to Licensee. TSRI shall keep Licensee timely informed with regard to the patent application and maintenance processes. TSRI shall deliver to Licensee copies of all patent applications, amendments, related correspondence, and other related matters in a timely manner.

8.3        Patent Costs. Licensee acknowledges and agrees that the license granted hereunder is in partial consideration for […***…] as described herein. […***…] referenced in Section 8.1 hereof. […***…] associated with the work on the Licensed Patent Rights performed by TSRI’s OPC and/or its independent counsel within […***…] after Licensee receives an itemized invoice therefor. Failure of […***…] as set forth in this Section 8.3 shall immediately relieve TSRI from its obligation to incur any further patent costs and expenses. For the avoidance of doubt, if […***…], TSRI shall have the right, at its sole discretion, to cease all patent prosecution and maintenance and allow the Licensed Patent Rights to go abandoned. Such action by TSRI shall not constitute a breach of this Agreement. Licensee may elect, with a minimum of […***…] prior written notice to TSRI, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Licensed Patent Rights. […***…]. Any such patent application or patent so elected shall immediately be excluded from the definition of Licensed Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert to TSRI and may be freely licensed by TSRI.

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8.4        Ownership.    The patent applications filed and the patents obtained by TSRI pursuant to Section 8.1 hereof shall be owned solely by TSRI, assigned solely to TSRI and deemed a part of Licensed Patent Rights. For the avoidance of doubt, ownership of any inventions made in whole or in part by Licensee in practicing the Licensed Technology, including patent applications and patents claiming such inventions, shall follow inventorship, which shall be determined in accordance with U.S. patent law.

8.5        TSRI Right to Pursue Patent.    If at any time during the term of this Agreement, Licensee’s rights with respect to Licensed Patent Rights are terminated, TSRI shall have the right to take whatever action TSRI deems appropriate to obtain or maintain the corresponding patent protection. If TSRI pursues patents under this Section 8.5, Licensee agrees to cooperate fully, including by providing, at no charge to TSRI, all appropriate technical data and executing all necessary legal documents.

8.6        Infringement Actions.

8.6.1    Prosecution and Defense of Infringements.    In the event that either TSRI or Licensee becomes aware of any infringement or threatened infringement by a Third Party of any Licensed Patent Rights, it shall notify the other party in writing to that effect. Licensee shall make good faith efforts to abate or terminate such infringement. Licensee shall have the first right (but not the obligation) to bring and control any action or proceeding against a Third Party with respect to infringement (including patent invalidation and nullity actions) of any Licensed Patent Right, […***…] and by counsel of its own choice, and TSRI shall have the right, […***…], to be represented in any such action by counsel of its own choice. If Licensee fails to bring any such action or proceeding within (A) […***…] following the notice of alleged infringement, or (B) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then TSRI shall have the right to bring and control any such action, […***…] and by counsel of its own choice, and Licensee shall have the right, […***…], to be represented in any such action by counsel of its own choice.

8.6.2    Allocation of Recovery.    Any damages or other recovery from an infringement action undertaken by Licensee pursuant to Section 8.6.1 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and any remaining amounts after such reimbursement shall be […***…]. If Licensee fails to prosecute any such action or fails to prosecute such action to completion and TSRI instead prosecutes such action, then any damages or other recovery net of the parties’ costs and expenses incurred in such infringement action shall be […***…].

9.	Indemnity and Insurance.

9.1        Indemnity.    Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity and their respective trustees, directors, officers, employees, scientists, students, agents,

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successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs, as a result of any Third Party claim, incurred by or asserted against Indemnitees, whether or not a lawsuit or other proceeding is filed (“Claim”), that arise out of or relate to (a) Licensee’s, its Affiliate’s or any Sublicensee’s use of any of the Licensed Technology, (b) alleged defects or other problems with any of the Products manufactured, sold or distributed by or on behalf of Licensee, its Affiliate or any Sublicensee, including without limitation any personal injuries, death or property damages related thereto, (c) the research, development, manufacture, use, marketing, advertising, distribution, sale or importation of any Product by or on behalf of Licensee, its Affiliate or any Sublicensee, (d) any allegations that the Products developed, manufactured, sold or distributed by or on behalf of Licensee, its Affiliate or any Sublicensee and/or any trademarks, service marks, logos, symbols, slogans or other materials used in connection with or to market Products violate or infringe upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property rights of any Third Party, (e) Licensee’s, its Affiliate’s or any Sublicensee’s failure to comply with any applicable laws, rules or regulations in connection with the exercise of its rights or the performance of its obligations under this Agreement, (f) the negligent or willful acts or omissions of Licensee, its Affiliate or any Sublicensee, and/or (g) the labeling, packaging or patent marking of any Product or containers thereof by or on behalf of Licensee, its Affiliate or a Sublicensee. In each case, Licensee’s liability for damages under its indemnity shall be reduced or apportioned to the extent such Claim arising out of or relating to the actions referenced in sub-clauses (a) - (g) is proximately caused by the gross negligence or willful misconduct of any Indemnitee or by TSRI’s breach of its representations and warranties under Section 10.1. Licensee shall not enter into any settlement, stipulated judgment or other arrangement with respect to such Claims that (i) imposes any obligation on Indemnitees, (ii) does not unconditionally release Indemnitees from all liability, or (iii) would have an adverse effect on TSRI’s reputation or business, without TSRI’s prior written consent. In the event an Indemnitee seeks indemnification with respect to a Claim under this Section 9, it shall inform Licensee of such Claim as soon as reasonably practicable after it receives notice of such Claim, shall permit Licensee to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration, subject to the limitations of the preceding sentence) using counsel selected by Licensee and reasonably acceptable to TSRI, and shall cooperate as reasonably requested (at the expense of Licensee) in the defense of the Claim. Notwithstanding the above, Indemnitees, […***…], shall have the right to retain separate independent counsel to assist in defending any such Claims. If Licensee assumes direction and control of defense of the Claim, no Indemnitee shall agree to any settlement of such Claim without the prior written consent of Licensee. In the event Licensee fails to assume control of such defense within […***…] after receiving written notice of the Claim from an Indemnitee and/or pay such Indemnitee’s expenses as provided above, such Indemnitee shall have the right, but not the obligation, to defend itself, and in that case, Licensee shall reimburse such Indemnitee for all of its reasonable and documented attorney’s fees, costs and damages incurred in settling or defending such Claims within […***…] after receipt of any invoice therefor from such Indemnitee. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Licensee to Indemnitees.

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9.2        Insurance. Licensee shall name TSRI and Indemnitees as “additional insureds” on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates and Sublicensees applicable to the Products.

9.2.1    Beginning at the time any Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, its Affiliate or a Sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[…***…] per incident and $[…***…] annual aggregate and naming the Indemnitees as additional insureds. Prior to initiation of the first clinical trials and continuing throughout the clinical trials involving any Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[…***…] per occurrence and $[…***…] annual aggregate, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide coverage for (i) product liability or completed operations/clinical trial coverage, as applicable; and (ii) broad form property damage, advertising injury, premises operations, personal injury and contractual liability coverage for Licensee’s indemnification obligations under this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[…***…] annual aggregate) such self-insurance program must be acceptable to TSRI in its sole discretion. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

9.2.2    In addition, Licensee, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this paragraph in favor of TSRI and the Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Sublicensees or by TSRI. Upon TSRI’s request, Licensee shall deliver to TSRI copies of insurance certificates or endorsements that comply with the requirements of this Section 9.

9.2.3    Licensee shall provide TSRI with written notice at least […***…] prior to the cancellation, non-renewal or material adverse change in such insurance, provided that if Licensee itself becomes aware of any such cancellation, non-renewal or material adverse change less than […***…] before such cancellation, non-renewal or material adverse change becomes effective, through no fault of Licensee, then Licensee shall provide TSRI with written notice as promptly as practicable after Licensee becomes aware of same. If Licensee does not obtain replacement insurance providing comparable coverage within such […***…] period (or prior to the cancellation, non-renewal or material change in the existing policy, TSRI shall have the right to immediately terminate this Agreement by providing written notice to Licensee and without any additional cure periods.

9.2.4    Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during […***…]

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[…***…].

10.	Limited Warranty.

10.1    Limited Warranty.    TSRI hereby represents and warrants that, to the best of its actual knowledge and only as of the Effective Date, that it has full corporate authorization and power to enter into this Agreement and that the execution and delivery of this Agreement do not constitute a breach of any agreement to which TSRI is a party. Notwithstanding anything stated herein to the contrary, TSRI does not make any express or implied warranty or representation regarding the non-infringement of Third Party rights or of title to the Licensed Biological Materials.

10.2    Disclaimer.    EXCEPT AS SET FORTH IN SECTION 10.1, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS CONCERNING ANY LICENSED TECHNOLOGY, PRODUCTS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED OR STATUTORY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, TITLE, ACCURACY, OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND EACH PARTY DISCLAIMS ALL SUCH EXPRESS, IMPLIED OR STATUTORY WARRANTIES. NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION AS TO THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY LICENSED TECHNOLOGY OR THAT ANY LICENSED TECHNOLOGY OR PRODUCT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS, OR THAT NO THIRD PARTY IS IN ANY WAY INFRINGING UPON OR MAY INFRINGE UPON ANY LICENSED TECHNOLOGY COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED TECHNOLOGY IS SUITABLE FOR LICENSEE’S PURPOSES. LICENSEE MAKES NO REPRESENTATION OR WARRANTY REGARDING THE SUCCESS OF EFFORTS TO DEVELOP AND COMMERCIALIZE PRODUCTS.

10.3    Limitation of Liability.    IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR EXPECTED SAVINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER; provided, however, that this Section 10.3 shall not be construed to limit Licensee’s indemnification obligations under Section 9.1. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER TSRI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING

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ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS SINCE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

11.	Confidentiality and Publication.

11.1    Treatment of Confidential Information. The parties agree that […***…], a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any Third Party without prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall (i) limit the same to the minimum required to comply with the law or court order, (ii) use reasonable efforts to attempt to seek confidential treatment for that disclosure, and (iii) prior to making such disclosure that party shall send a copy of the order or notice to the other party, not later than […***…] (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure and reasonably cooperate with the other party in order to allow that other party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure. In addition, a party may disclose Confidential Information of the other party to employees or consultants, to Affiliates, Sublicensees and potential Sublicensees (in the case of Licensee), or to other Third Parties in connection with due diligence or similar investigations by such Third Parties or potential Third Party investors in confidential financing documents, provided, in each case, that any such employee, consultant, Affiliate, Sublicensee, potential Sublicensee or other Third Party agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 11, but with no further right to disclose or otherwise distribute the other party’s Confidential Information. Notwithstanding anything to the contrary in this Agreement, TSRI has the right to disclose Licensee’s Confidential Information to an organization to whom TSRI will or intends to assign or transfer this Agreement or the payment obligations due to TSRI under this Agreement for monetization purposes, provided that such organization agrees in writing to be bound by terms of confidentiality with respect to Licensee’s Confidential Information at least as protective as those set forth in this Section 11.1.

11.2    Publications. Licensee agrees that TSRI shall have a right to publish in accordance with its general policies, and that, subject to TSRI’s compliance with Section 11.1 as it applies to Confidential Information of Licensee, this Agreement shall not restrict, in any fashion, TSRI’s right to publish.

11.3    Publicity. Except as otherwise provided herein or required by law, no party shall originate or distribute any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be

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unreasonably withheld. Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3.

12.	Term and Termination.

12.1    Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall expire upon the expiration of all of Licensee’s royalty payment obligations hereunder as provided in Section 3.10 hereof.

12.2    Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

12.3    Termination by TSRI. TSRI has the right to immediately terminate this Agreement as follows (unless a further cure period is provided below):

(a)        If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 14.2) within 15 days after the date of notice in writing of such non-payment by TSRI;

(b)        If Licensee defaults in its indemnification and/or insurance obligations under Section 9;

(c)        As provided in Section 6.2;

(d)        If Licensee is adjudicated insolvent, makes an assignment for the benefit of creditors, has a petition in bankruptcy filed for or against it, has a receiver appointed over any of Licensee’s assets, or in the event of the filing of any proceedings against Licensee under any bankruptcy or insolvency law. Such termination shall be effective immediately upon TSRI giving written notice to Licensee;

(e)        If an audit by TSRI’s accountant pursuant to Section 7 shows an underreporting or underpayment by Licensee of 15% or more for any calendar year, and a subsequent audit conducted within three (3) years after the first audit shows a similar underreporting or underpayment by Licensee of 15% or more for any subsequent calendar year;

(f)        If Licensee is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of Products or Derived Products;

(g)        In the event Licensee, its Affiliate or a Sublicensee directly or indirectly institutes or makes any Challenges; provided, however, that if a Sublicensee directly or indirectly institutes or makes any Challenge: (i) TSRI shall have the right to terminate only that portion of the license granted to Licensee under Section 2.1 that relates to the Licensed Product to which such Sublicensee has been granted a sublicense; and (ii) except as expressly provided in the preceding clause (i), this Agreement, including, without limitation, Licensee’s license under Section 2.1 and all other sublicenses granted by Licensee thereunder, shall otherwise remain in full force and effect; or

(h)        Except as provided in subparagraphs (a) - (g) above, if Licensee defaults in the performance of any obligations under this Agreement and the default has not been remedied within 45 days after the date of notice in writing of such default by TSRI.

12.4    Termination by Licensee. Licensee may terminate this Agreement by giving 90 days advance written notice of termination to TSRI.

12.5    Rights Upon Expiration. Upon expiration (but not earlier termination) of this Agreement, the licenses granted to Licensee hereunder shall survive as non-exclusive licenses on a fully-paid, royalty-free, irrevocable, perpetual basis. Except as provided in the preceding sentence, neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date, other than the obligation of Licensee to make any and all reports and payments due under Sections 3, 4, 8 and 12.8 with respect to events that occurred prior to such expiration in accordance with Sections 5, 6.3, 6.4, 6.5, 6.6 and 8.3, all of which Sections referenced in this sentence shall survive such expiration for such purposes. Notwithstanding the above, Sections 1, 2.3, 2.4, 2.5, 7, 8.4, 9, 10.2, 10.3, 11, 12.5, 13 and 14 shall also survive the expiration of this Agreement.

12.6    Rights Upon Termination.

12.6.1    Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the licenses granted hereunder shall terminate and revert to TSRI. Except as otherwise provided in Section 12.7 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture, market or sell any Licensed Product, or to otherwise use any Licensed Patent Rights. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Licensed Patent Rights; provided, however, that Licensee shall not be obligated to provide TSRI with proprietary information which Licensee can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and all reports and payments due under Sections 3, 4, 8 and 12.8 with respect to events that occurred prior to such termination or as provided in Section 12.7, and in each case in accordance with Sections 5, 6.3, 6.4, 6.5, 6.6 and 8.3, and all of such Sections referenced in this sentence shall survive such termination for such purposes. In addition, Sections 1, 2.3, 2.4, 2.5, 7, 8.4, 9, 10.2, 10.3, 11, 12.6, 13 and 14 shall also survive the termination of this Agreement.

12.6.2    Any sublicense may, at the election of the applicable Sublicensee, survive termination of this Agreement for the benefit of TSRI, in accordance with the provisions of this Section 12.6.2. Upon termination of this Agreement, and at the written request of a Sublicensee, TSRI will grant to each Sublicensee, not then in default, an option to obtain directly from TSRI a license agreement on substantially the same terms and conditions set forth in the applicable sublicense and as set forth below. On or before the expiration of 60 days from the date of termination of this Agreement pursuant to Section 12.6.1, each Sublicensee may provide TSRI with a written notice of intent to exercise the option set forth in this Section 12.6.2. In the event a Sublicensee elects to exercise this option and provides its written notice thereof within the

60-day period, as a condition precedent to TSRI’s obligation to grant the direct license to that Sublicensee, such Sublicensee must pay to TSRI all past due royalties, non-royalty revenue, patent costs and all other monies owed by Licensee to TSRI under this Agreement with respect to the Product(s) to which such Sublicensee has a sublicense. Upon TSRI’s receipt of all such outstanding monies, TSRI shall enter into a license agreement directly with each such Sublicensee (the “New License Agreement”). Each New License Agreement shall be subject to the same non-financial terms and conditions as those in this Agreement; provided, however, that each New License Agreement shall contain substantially the same terms and conditions regarding sublicense scope, sublicense territory, duration of sublicense grant, and diligence obligations of the Sublicensee as the sublicense agreement between such Sublicensee and Licensee. Notwithstanding the above, TSRI’s obligation to enter into a New License Agreement is expressly conditioned upon each of the following: (i) Sublicensee shall agree in the New License Agreement to terms providing that in no event shall TSRI be liable to Sublicensee for any actual or alleged breach of such sublicense agreement by Licensee; (ii) TSRI shall not have any obligations to such Sublicensee other than TSRI’s obligations to Licensee as set forth herein; (iii) each New License Agreement shall be subordinate and comply in all respects to the applicable provisions of this Agreement; (iv) the financial terms of each New License Agreement, including without limitation, the running royalty rate, shall be consistent with the terms of the sublicense agreement with Licensee; and (v) in no event shall TSRI be obliged to accept provisions in the New License Agreement (a) unless such provisions correspond to rights granted by Licensee to Sublicensee in conformance with this Agreement, and such provisions are not in conflict with the rights, duties and obligations accruing to Licensee under this Agreement; or (b) where such provisions are inconsistent with the legal obligations under any other sublicense agreement granted by Licensee, or by applicable federal, state or local statute or regulation. Licensee must include or specifically reference this Section 12.6.2 in each of its sublicense agreements in order for such Sublicensee to have the option described above.

12.7     Work-in-Progress. Upon any such early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted following the date that is six (6) months after the date of termination.

12.8    Final Royalty Report. Upon termination or expiration of this Agreement, Licensee shall submit a final report to TSRI, and any payments due TSRI and unreimbursed patent fees and expenses incurred prior to such expiration or termination shall become immediately payable to TSRI.

13.	Assignment; Successors.

13.1    Assignment.    Any and all assignments of this Agreement or any rights granted hereunder by Licensee without TSRI’s prior written consent are void, except that Licensee may assign this Agreement and its rights and obligations hereunder without TSRI’s consent: (a) to an Affiliate; or (b) in connection with the transfer or sale of all or substantially all of Licensee’s business to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided that the successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI concurrently with the consummation of such transfer or assignment.

13.2    Binding Upon Successors and Assigns.    Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee. Any such successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI as a condition to TSRI’s agreement to consent to any such assignment.

14.	General Provisions.

14.1    Independent Contractors.    The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2    Late Payments.    Late payments of any and all payments due hereunder shall be subject to a charge of […***…]% per month, or US$[…***…], whichever is greater.

14.3    Governmental Approvals and Marketing of Licensed Products.    Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Product, at Licensee’s expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Products and for the quality control for any Products.

14.4    Patent Marking.    To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

14.5    No Use of Name.    The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the marketing, advertising, distribution or sale of Products is expressly prohibited.

14.6    U.S. Manufacture.    To the extent required, Licensee agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I).

14.7    Foreign Registration.    Licensee, at its expense, shall register this Agreement with any foreign governmental agency which requires such registration. In addition, Licensee shall ensure that all foreign laws affecting this Agreement or the sale of Products are fully satisfied.

14.8    Use of Biological Materials.    Licensee agrees that its use of any Licensed Biological Materials shall comply with all applicable laws, rules, statutes, regulations, and guidelines. Licensee agrees not to use the Licensed Biological Materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR 50 and 45

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CFR 46. Licensee agrees not to use the Licensed Biological Materials for research involving human subjects or clinical trials outside of the United States without complying with the applicable regulations of the appropriate national control authorities.

14.9    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be referred to the Chief Executive Officer of Licensee and a designated official of TSRI with authority to resolve such dispute, for resolution. Such individuals shall meet to discuss such controversy or claim within […***…] after the request of either party and shall work in good faith to resolve such controversy or claim within […***…] thereafter. In the event the two individuals referred to in the preceding sentence are unable to resolve such dispute prior to the end of such […***…] period, then, upon the written request of either party to the other party, the dispute shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below; provided, however, that any Challenge and any controversy or claim relating solely to the construction of the claims of the Licensed Patent Rights or the infringement of the Licensed Patent Rights shall be determined solely by a court or other government body of competent jurisdiction. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

14.9.1    Location. The location of the arbitration shall be in the County of San Diego. TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the American Arbitration Association arbitration panel selected by the parties and located in San Diego County, California for any claim or controversy that is subject to arbitration pursuant to Section 14.9, and waive any right to contest or otherwise object to such exclusive jurisdiction or venue. TSRI and Licensee further irrevocably submit to the exclusive jurisdiction and venue of the Federal courts located in San Diego County, California for any Challenges (other than Challenges which are subject to the exclusive jurisdiction of the U.S. Patent and Trademark Office and/Board of Patent Appeals and Interferences) with respect to any U.S. Licensed Patent Rights and any controversy or claim relating solely to the construction of the claims of any U.S. Licensed Patent Rights or the infringement of any U.S. Licensed Patent Rights, and waive any right to contest or otherwise object to such exclusive jurisdiction or venue.

14.9.2    Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator, and all arbitrators must have at least 10 years’ experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next […***…], and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

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14.9.3    Discovery. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

14.9.4    Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

14.9.5    Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, subject to the limitations of liability set forth in Section 10.3. The decision of any two of the three arbitrators appointed shall be binding upon the parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

14.9.6    Expenses. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

14.9.7    Confidentiality. Except as set forth below, and as necessary to obtain or enforce a judgment upon any arbitration award, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws or by the rules of any stock exchange upon which such party’s securities are traded or listed, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.

14.10    Entire Agreement; Modification. This Agreement and all of the attached Exhibits (which are incorporated herein), together with the RFOA, that certain board observation rights letter between the parties dated as of the Effective Date and the Stock Issuance Agreement between the parties with respect to the Initial Issuance, set forth the entire agreement and understanding between the parties as to the subject matter hereof and thereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written, with respect to such subject matter. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

14.11    California Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts or choice of laws rules.

14.12    Headings.    The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.13    Severability.    If any provision of this Agreement is judicially determined to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, and the stricken provision shall be revised in a manner that best reflects the original intent of the parties.

14.14    No Waiver.    The failure of a party to enforce any of its rights hereunder or at law or in equity shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such waiver is in writing and signed by the waiving party.

14.15    Name.    Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee or Sublicensee.

14.16    Attorneys’ Fees.    In the event of a dispute between the parties or in the event of any default hereunder, […***…].

Notwithstanding anything to the contrary herein, the parties agree that this Section 14.16 shall not apply and attorneys’ fees and costs shall not be awarded to either party with respect to any Challenge or any action where Licensee alleges that it is not required to comply with or perform some or all of the provisions of this Agreement based upon a good faith claim that any of the Licensed Patent Rights are invalid or unenforceable. TSRI and Licensee each represent that it has been represented by its own counsel in the negotiation and execution of this Agreement. Each party further represents it has relied solely on the advice and representation of its respective counsel in agreeing to this Section 14.16 and all of the other provisions of this Agreement.

14.17    Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by facsimile, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For TSRI:	The Scripps Research Institute

10550 North Torrey Pines Road, TPC-9

La Jolla, California 92037

Attention: Vice President, Business Development

Fax No.: (858) 784-9910

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with a copy to:	The Scripps Research Institute

10550 North Torrey Pines Road, TPC-8

La Jolla, California 92037

Attention: Chief Business Counsel

Fax No.: (858) 784-9399

For Licensee:	Synthorx, Inc.

11099 North Torrey Pines Road, Suite 290

La Jolla, CA 92037

Attention: President and Chief Executive Officer

Fax No.: (858) 200-0821

Notices shall be deemed delivered upon the earlier of (a) when received; (b) three (3) days after it was sent by registered or certified mail, return receipt requested; (c) the date notice is sent via facsimile, provided the receipt is verified and a hard copy is sent by one of the other manners set forth herein; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

14.18    Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

14.19    Counterparts.    This Agreement may be executed in several counterparts that together shall constitute originals and one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

TSRI:	Licensee:

THE SCRIPPS RESEARCH INSTITUTE	SYNTHORX, INC.

By: /s/ Scott Forrest	By: /s/ Court Turner

Title: VP, Business Development	Title: President and CEO

EXHIBIT A

LICENSED BIOLOGICAL MATERIALS

[…***…]

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EXHIBIT B

LICENSED KNOW-HOW

[…***…]

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EXHIBIT C

LICENSED PATENT RIGHTS

[…***…]

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EXHIBT D

FORM OF STOCK ISSUANCE AGREEMENT

Synthorx, Inc.

STOCK ISSUANCE AGREEMENT

THIS STOCK ISSUANCE AGREEMENT (this “Agreement”) is entered into as ofJuly 31st, 2014 (the “Execution Date”), by and between SYNTHORX, INC., a Delaware corporation (the “Company”), and THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and is intended by the parties to satisfy certain of the Company’s obligations to TSRI under Section 3.2 of the License Agreement (as defined below) between the Company and TSRI. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the License Agreement.

RECITALS

WHEREAS, TSRI and the Company have entered into that certain License Agreement, dated July 31st, 2014 (the “License Agreement”), pursuant to which TSRI has granted the Company a license to certain patent rights of TSRI as fully set forth in the terms of the License Agreement (the “Licensed Rights”);

WHEREAS, pursuant to Sections 3.2.1 and 3.2.2 of the License Agreement, as consideration for the Licensed Rights, the Company has agreed to issue TSRI (i) 49,130 shares (the “Initial Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the Execution Date, and (ii) following the Execution Date, concurrently with each closing of any equity financing of the Company (each, a “Financing Closing”), but only until such time as the Company has raised at least $[…***…] in gross proceeds in the aggregate (inclusive of the gross proceeds raised by the Company in its Series A Preferred Stock equity financing as of the Execution Date), the Company has agreed to issue to TSRI such additional number of shares of Common Stock (the “Additional Shares” and together with the Initial Shares, the “Shares”) as is […***…]% of the Outstanding Shares as of the date of such Financing Closing (provided, however, that if the gross proceeds received by the Company from any Financing Closing, together with the gross proceeds from all preceding Financing Closings and the proceeds raised by the Company in its Series A Preferred Stock equity financing as of the Execution Date, exceed $[…***…], the Company shall only be obligated to issue to TSRI such number of Additional Shares as is […***…]% of the Outstanding Shares for the first $[…***…] in gross proceeds (the “Additional Share Limitation”)); and

WHEREAS, the Company desires to issue the Shares and TSRI desires to acquire the Shares on the terms set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED between the parties as follows:

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AGREEMENT

1.        Issuance of Common Stock. TSRI hereby agrees to acquire from the Company, and the Company hereby agrees to issue to TSRI, (i) the Initial Shares and (ii) subject to the provisions below, the Additional Shares. The Company acknowledges that the issuance of the Shares to TSRI is irrevocable and non-refundable, and is not conditioned upon (a) whether the Company achieves any success with its licensing of Licensed Patent Rights, (b) whether the Company develops, uses or sells any Licensed Products, or (c) any other thing or event except as expressly described in Section 3.2 of the License Agreement. TSRI acknowledges and agrees that upon the issuance to TSRI of the Initial Shares, the Company’s obligations under Section 3.2 of the License Agreement with respect to the number of shares of its Common Stock to be issued to TSRI within […***…] after the Effective Date shall be satisfied, and that upon the issuance to TSRI of Additional Shares concurrently with each Financing Closing as provided for herein, the Company’s obligations under Section 3.2 of the License Agreement with respect to the number of shares of its Common Stock to be issued to TSRI upon each Financing Closing shall be satisfied. The closing of the issuance and acquisition of the Initial Shares (the “Initial Closing”) shall occur at the offices of the Company immediately following execution of this Agreement, or at such other time and place as the parties may mutually agree. Promptly following the Initial Closing, the Company will deliver a certificate representing the Initial Shares to TSRI at the address set forth for TSRI on the signature page hereto. Contingent and effective upon each Financing Closing until such time as the Company has raised at least $[…***…] in gross proceeds in the aggregate (inclusive of the gross proceeds raised by the Company in its Series A Preferred Stock equity financing as of the Execution Date), the Company shall issue a number of Additional Shares to TSRI as is […***…]% of the Outstanding Shares as of the date of each such Financing Closing (subject to the Additional Share Limitation), it being understood and agreed by the parties that, in connection with each acquisition of Additional Shares, the investment representations of TSRI contained in Section 4 of this Agreement shall speak as of the date of the applicable Financing Closing. Within […***…] after each Financing Closing, the Company will deliver a certificate representing the applicable number of Additional Shares to TSRI at the address set forth for TSRI on the signature page hereto. Notwithstanding anything herein to the contrary, the Company’s obligations and TSRI’s rights under this Agreement with respect to the issuance and acquisition of Additional Shares upon the occurrence of any Financing Closing shall apply only to the extent such Financing Closing is consummated before the earlier of (a) the initial public offering of the Company’s securities or (b) a sale of all or substantially all of the Company’s business to which the License Agreement relates, whether by merger, sale of stock, sale of assets or otherwise.

2.         Limitations on Transfer.

(a)        TSRI agrees that it shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Shares except in compliance with the provisions herein and applicable securities laws. Furthermore, the Shares shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company’s Bylaws as of the Execution Date. TSRI acknowledges that it may be required to hold the Shares acquired hereunder indefinitely. During the period of time during which TSRI holds the Shares,

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the value of the Common Stock may increase or decrease, and any risk associated with such Common Stock and such fluctuation in value shall be borne by TSRI.

(b)        TSRI agrees not to make any disposition of all or any portion of the Shares unless and until:

(i)        there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)        (A) the proposed transferee has agreed in writing to be bound by the transfer restrictions and other obligations and restrictions on TSRI contained in this Agreement, (B) TSRI has notified the Company of the proposed disposition and has furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, TSRI has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

3.        Restrictive Legends. All certificates representing the Shares (or any portion thereof) shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto executed after the date hereof):

(a)        “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED”;

(b)        “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S) AS PROVIDED IN THE BYLAWS OF THE COMPANY”; and

(c)        Any legend required by applicable blue sky laws.

The Company shall be obligated to promptly reissue unlegended certificates at the request of TSRI (or a permitted transferee) if the Company has completed its first firm commitment underwritten public offering of its Common Stock registered under the Act (the “Initial Offering”) and such holder has obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend. Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

4.        Investment Representations. In connection with the acquisition of the Shares, TSRI represents to the Company as follows:

(a)        TSRI is aware of the Company’s business affairs and financial condition and is acquiring the Shares for investment for TSRI’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Act.

(b)        TSRI understands that the Shares have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of TSRI’s investment intent as expressed herein.

(c)        TSRI further acknowledges and understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Act or an exemption from such registration is available. TSRI further acknowledges and understands that the Company is under no obligation to register the Shares. TSRI understands that the certificate evidencing the Shares will be imprinted with the legend set forth in Section 3(a) which prohibits the transfer of the Shares unless the Shares are registered or such registration is not required in the opinion of counsel for the Company.

(d)        TSRI is familiar with the provisions of Rule 144, under the Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” or “control securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. The Shares may be resold by TSRI in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company and (ii) the resale occurring following the required holding period under Rule 144 after TSRI has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(e)        TSRI further understands that at the time it wishes to sell the Shares, there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and in such event, TSRI would be precluded from selling the Shares under Rule 144 even if the minimum holding period requirement had been satisfied.

(f)        TSRI represents that TSRI is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Act.

5.        Market Stand-Off Agreement. TSRI agrees that it shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock or other securities of the Company held by TSRI (whether now held or subsequently acquired), including the Shares (the “Restricted Securities”), during the 180-day period following the effective date of a registration statement of the Company filed under the Act in connection with the Company’s Initial Offering (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance by the underwriters with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation). TSRI agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Restricted Securities held by TSRI until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

6.        Miscellaneous.

(a)        Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day and confirmed in writing by one of the other manners set forth in this section (either (a), (c), or (d)), (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address or electronic mail address as such party may designate by 10 days’ advance written notice to the other parties hereto.

(b)        Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon TSRI, and TSRI’s successors and assigns.

(c)        Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court located in San Diego County, California.

(d)        Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(e)        Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(f)        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.

In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(g)        Counterparts; Delivery by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of facsimile and .pdf copies of signed signature pages will be deemed binding originals.

(h)        California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Issuance Agreement as of the day and year first above written.

SYNTHORX, INC.

By:	/s/ Court Turner

Court Turner
President and Chief Executive Officer

Address:	11099 North Torrey Pines Road
Suite 290
La Jolla, California 92037
Fax No.: (858) 200-0821

THE SCRIPPS RESEARCH INSTITUTE:

By:	/s/ Scott Forrest

Name:
Scott Forrest

Title:	Vice President, Business Development

Address:	10550 North Torrey Pines Road, TPC-9
La Jolla, CA 92037
Attn: VP, Business Development
Fax No.: (858) 784-9910

EXHIBIT E

COMMERCIAL DEVELOPMENT PLAN

To be attached within six months after the Effective Date.

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***Confidential Treatment Requested

EXHIBIT F

BENCHMARKS

To be attached within six months after the Effective Date.

EXHIBIT F

BENCHMARKS

Benchmark	Date by which Licensee must meet Benchmark
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***Confidential Treatment Requested